Exhibit 21.1

                           BARRINGER TECHNOLOGIES INC.
                              LIST OF SUBSIDIARIES



         NAME                              JURISDICTION OF INCORPORATION

Barringer Instruments Inc.                           Delaware

Barringer Consumer Products, LLC                    New Jersey

Barringer Research Ltd.                           Ontario, Canada

Barringer Europe, SARL                                France

Barringer Instruments UK, Ltd.                    United Kingdom

Barringer Instruments, Ltd.                       Ontario, Canada

Barringer Foreign Sales Corp                         Barbados

Barringer Investment Corp                            Delaware